CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                                   FOR

                        BARGAIN PRODUCTS, INC.

     Pursuant to NRS 78.207, the undersigned President and Secretary of Bargain Products, Inc. do hereby certify:

     That the following amendment to the articles of incorporation were approved by the Board of Directors of said corporation by written consent in lieu of a special meeting of the Board of Directors, dated April 10, 1998, there being 84,286 shares authorized to vote and 48,025 shares having voted in favor of the amended articles.

1.  CHANGE OF PAR VALUE AND AUTHORIZED CAPITAL.

     After giving effect to a one for ten (1 for 10) reverse stock split of common stock, the authorized common stock shall be decreased from 10,000,000 share, $.10 par value per share to 1,000,000 shares of common stock, $.10 par value per share, which stock split and subsequent decrease in the number of authorized shares, shall be effective on May 2, 1998 pending approval from NASD. Any fractions created by the one for ten (1 for 10) reverse stock split of the common stock shall be rounded up.

Accordingly,

     Effective May 2, 1998, pending approval from NASD, Article VI, Section 1, is hereby amended to read as follows:

     Section 1. AUTHORIZED SHARES. The total number of shares which this Corporation is authorized to issue is 1,000,000 shares of common stock, $.10 par value per share, after giving effect to a one for ten (1 for 10) reverse stock split of common stock.

This Certificate of Amendment of Articles of Incorporation may be executed in two or more counterparts.

    /s/Max C. Tanner                               /s/Mont E. Tanner
______________________________               _____________________________
         President                                    Secretary